Exhibit 99.1

                 SciClone Announces Positive Data from
                 Phase 3 Hepatitis B Trial in Japan;

             Begins Japanese New Drug Application Process


    SAN MATEO, Calif.--(BUSINESS WIRE)--June 25, 2003--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) at its Annual Meeting of Shareholders today announced positive data from its phase 3 clinical trial in Japan using its lead immune system enhancing drug ZADAXIN as a treatment for hepatitis B. Efficacy measurements showed that 27% of patients had negative hepatitis B viral DNA, 23% of patients had a successful interruption of viral replication, and 20% of patients demonstrated a sustained seroconversion and the development of antibody to the hepatitis B virus e-antigen. Patients with chronic hepatitis B who demonstrate a sustained seroconversion are widely considered to be cured of their chronic hepatitis B.
    By comparison, in a separate regulatory study lamivudine, a widely used drug for the treatment of hepatitis B, produced a sustained seroconversion in 16% of Asian patients. Additionally, adefovir dipivoxil, the newest hepatitis B drug approved by the U.S. and European regulatory authorities and not yet approved in Japan, in a separate regulatory study produced a sustained seroconversion in 12% of patients.
    Commenting on the trial results, the Principal Investigator, Professor Shiro Iino, associated with the St. Marianna University School of Medicine in Tokyo, stated, "Thymosin alpha 1 (ZADAXIN) should be a welcome addition to the drugs already used to treat hepatitis B in Japan. The end of the study results showed the potential to help a higher percentage of patients than the nucleoside analogues and without the safety issues related to these drugs or to interferon therapy."
    "We are extremely pleased with the data from our phase 3 hepatitis B clinical trial in Japan," said Eduardo Martins, M.D., Ph.D., vice president of medical affairs of SciClone. "These results are even more impressive when we consider that this study included some of the more difficult to treat hepatitis B patients. Upon entry into this study, 39% of patients had failed prior therapy with interferon and 24% of patients had severe liver fibrosis. We are encouraged that both doses of ZADAXIN used in this study achieved a higher sustained seroconversion rate than existing hepatitis B therapies in Japan."
    "These positive data represent an important milestone for SciClone," added Donald R. Sellers, president and chief executive officer of SciClone. "Our strategy is to use our wholly owned subsidiary SciClone Japan K.K., together with our consultants, to present these data to the Japanese regulatory authorities as we pursue a hepatitis B approval for ZADAXIN, which is patent protected into 2012 in Japan. Additionally, the efficacy and safety information from this study should support our ZADAXIN hepatitis B marketing and regulatory efforts."
    SciClone has begun the preparation process for the JNDA, or Japanese New Drug Application. The new drug approval process in Japan involves many levels of review by the Japanese Ministry of Health before safety and efficacy data are presented to the medical reviewers of the Ministry's Evaluation and Licensing Division. If the safety and efficacy review is successful, the Ministry of Economy evaluates comparable pricing information before establishing a reimbursement price for a drug. This entire process is demanding and typically requires 18 months or more from the date of submission of a JNDA.

    Japanese Phase 3 Clinical Trial

    This ZADAXIN phase 3 Japanese hepatitis B trial was designed to demonstrate a clinical benefit, measured by a combination of efficacy and safety. Similar in design to other Japanese hepatitis B studies, this trial did not include an untreated group of patients. Patients received either a 1.6 mg/twice a week dose of ZADAXIN (n equals 139) or a 0.8 mg/twice a week dose of ZADAXIN (n equals 144) for six months and were observed for a period of 12 months after ending therapy. A total of 283 patients were compliant with the 18-month protocol and qualified for evaluation at the end of the study. As in all previous ZADAXIN studies, the safety profile was excellent without significant drug related side effects or toxicities.
    This study included some of the more difficult to treat hepatitis B patients. In the 1.6 mg arm of the study, 44% of patients had failed to respond to prior therapy with interferon and 32% of patients had severe fibrosis at entry measured by liver biopsy. In the 0.8 mg arm of the study, 34% of patients had failed to respond to prior therapy with interferon and 16% of patients had severe fibrosis at entry measured by liver biopsy.
    At the end of the study, in the 1.6 mg arm 29% of patients had negative hepatitis B viral DNA, 23% of patients demonstrated a successful interruption of viral replication, and 22% of patients demonstrated a sustained seroconversion of the hepatitis B e-antigen (loss of HBeAg and the development of antibody to HBeAg). In the 0.8 mg arm 26% of patients had negative hepatitis B viral DNA, 23% of patients demonstrated a successful interruption of viral replication, and 19% of patients demonstrated a sustained seroconversion of the hepatitis B e-antigen.
    Patients with chronic hepatitis B who demonstrate a sustained seroconversion after therapy and follow up observation are widely considered to be cured of their chronic hepatitis B. The results of this study compare favorably to the published data from other approved hepatitis B therapies. Lamivudine, a widely used drug for the treatment of hepatitis B, produced a seroconversion of the hepatitis B e-antigen in 16% of Asian patients after 12 months of therapy. Adefovir dipivoxil, the newest hepatitis B drug approved by the U.S. and European regulatory authorities and not yet approved in Japan, produced a seroconversion of the hepatitis B e-antigen in 12% of patients after 12 months of therapy.
    In separate smaller hepatitis B studies, ZADAXIN has produced sustained response rates of up to 40% in patients when used as a monotherapy and of up to 70% in patients in pilot studies when used in combination with interferon alpha or lamivudine.

    Conference Call Scheduled Today

    SciClone's management will discuss the results of this study on a conference call and live audio webcast today at 4:00 p.m. EDT (1:00 p.m. PDT). To participate, please call 800/374-0564 or log-on at www.sciclone.com. The conference call will include forward-looking statements.

    About Hepatitis B

    The hepatitis B virus is one of the world's most prevalent blood borne chronic infectious diseases. The World Health Organization estimates that more than 350 million people worldwide are chronically infected with the hepatitis B virus.

    About ZADAXIN

    ZADAXIN is a pure synthetic preparation of thymosin alpha 1, a substance which circulates naturally and is instrumental in the body's immune response to fight viral infections and certain cancers. After administration, thymosin alpha 1 circulates at 50-100 times its normal level in the body. ZADAXIN has been approved for sale by the ministries of health in over 30 countries and is marketed in China and selected other countries outside the U.S. ZADAXIN has been administered to tens of thousands of patients in both clinical and commercial use, alone and in combination with anti-viral and anti-cancer drugs, without producing ZADAXIN related significant side effects or toxicities.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two phase 2 liver cancer trials in the U.S. In addition to ZADAXIN, SciClone's drug development opportunities include SCV-07, a potentially orally available therapy to treat viral and infectious diseases, and products to address the protein-based disorder that causes cystic fibrosis. Additional information is available at www.sciclone.com.

    The information in this press release contains forward-looking statements including the prospective development, commercialization and regulatory approval of ZADAXIN in Japan. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the fact that, despite the positive data received from the phase 3 clinical trial, we may not receive hepatitis B approval for ZADAXIN in Japan, the content or preparation of the JNDA might not be sufficient for approval, or the approval process may be significantly delayed due to the Japanese drug review process or our preparation of the JNDA, introduction of a more efficacious treatment for hepatitis B before or after approval is obtained, or future actions that may be taken by other regulatory agencies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.


    CONTACT: SciClone Pharmaceuticals
             Richard A. Waldron, 650/358-3437